EXHIBIT 99.1
Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Second Quarter Results
ATLANTA, September 10, 2025 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its second quarter of fiscal 2025 ended August 2, 2025.
Consolidated net sales in the second quarter of fiscal 2025 were $403 million compared to $420 million in the second quarter of fiscal 2024. EPS on a GAAP basis was $1.12 compared to $2.57 in the second quarter of fiscal 2024. On an adjusted basis, EPS was $1.26 compared to $2.77 in the second quarter of fiscal 2024.
Tom Chubb, Chairman and CEO, commented, “Our teams executed well in a dynamic trade and tariff environment, delivering sales within our guidance range and an adjusted EPS above our guidance range for the second quarter driven by better-than-expected gross margins. We have moved quickly to diversify our sourcing as well as to pull some inventory receipts forward and calibrate pricing with care to help partially offset the impact on product costs from the incremental tariffs and evolving trade environment that has emerged this year. The results of our efforts allowed us to continue to offer the product assortment our customer expects from our brands while maintaining our strong margin profile."
Mr. Chubb concluded, “Importantly, we are encouraged by positive comparable store sales performance third quarter to-date. Total company comp sales are modestly positive in the low single-digit range, reflecting strong connections with our core customers and the development of new and compelling product. While tariffs and macro uncertainty remain near‑term headwinds across our industry, we are focused on what we can control: delivering distinctive product, elevating the customer experience, and maintaining discipline across inventory and expenses. Our balance sheet strength, strong cash flow, and portfolio of powerful lifestyle brands position us to successfully navigate the current environment and create long‑term shareholder value.”
Second Quarter of Fiscal 2025 versus Fiscal 2024

Net Sales by Operating Group	Second Quarter
($ in millions)	2025	2024	% Change
Tommy Bahama	$229.0	$245.1	(6.6%)
Lilly Pulitzer	90.3	91.7	(1.5%)
Johnny Was	45.4	50.3	(9.7%)
Emerging Brands	38.5	32.9	17.0%
Other	(0.1)	(0.1)	NM
Total Company	$403.1	$419.9	(4.0%)

•Consolidated net sales were $403 million compared to sales of $420 million in the second quarter of fiscal 2024.
◦Full-price direct-to-consumer (DTC) sales decreased 4% to $292 million versus the second quarter of fiscal 2024.
▪Full-price retail sales of $143 million were 6% lower than the prior-year period.
▪E-commerce sales of $150 million were 2% lower than the prior-year period.
◦Wholesale sales of $61 million were 6% lower than the second quarter of fiscal 2024.
◦Outlet sales of $20 million were 4% lower than the prior-year period.
◦Food and beverage sales of $29 million were comparable to the prior-year period.
•Gross margin was 61.4% on a GAAP basis, compared to 63.1% in the second quarter of fiscal 2024. On an adjusted basis, gross margin was 61.7% compared to 63.3% in the second quarter of fiscal 2024. The decreased gross margin was primarily due to approximately $9 million of increased cost of goods sold from additional tariffs implemented in Fiscal 2025, net of mitigation efforts. This decrease was partially offset by (1) improved gross margin during promotional events at Tommy Bahama, (2) a change in sales mix with full-price retail and e-commerce sales representing a higher proportion of net sales at Lilly Pulitzer and Johnny Was and (3) a change in sales mix with wholesale sales representing a lower proportion of net sales.
•SG&A was $226 million compared to $217 million last year with approximately $4 million, or 51%, of the expenses that increased during the second quarter of fiscal 2025 due to increases in employment costs, occupancy costs and depreciation expense due to the opening of 26 net new brick and mortar retail locations since the second quarter of fiscal 2024. There were additional increases in employment costs driven by increased incentive compensation, software subscription costs and consulting costs that were partially offset by lower advertising related costs. On an adjusted basis, SG&A was $224 million compared to $213 million in the prior-year period.
•Royalties and other operating income decreased $1 million to $3 million in the second quarter of fiscal 2025 primarily due to decreased royalty income in Tommy Bahama reflecting the lower sales of licensing partners.
•Operating income on a GAAP basis was $25 million, or 6.3% of net sales, compared to $53 million, or 12.5% of net sales, in the second quarter of fiscal 2024. On an adjusted basis, operating income decreased to $28 million, or 7.0% of net sales, compared to $57 million, or 13.5% of net sales, in the second quarter of fiscal 2024.
•Interest expense increased to $2 million primarily due to a higher average outstanding debt balance during the second quarter of fiscal 2025 than the second quarter of fiscal 2024.
•The effective income tax rate in the second quarter of fiscal 2025 was 30.1%, which primarily reflects the unfavorable net discrete tax expense related to shortfalls from stock-based compensation vesting during the quarter. The effective tax rate in the second quarter of fiscal

2024 was 22.5% which primarily reflects the favorable net discrete tax benefits for stock-based compensation vesting during the quarter.
Balance Sheet and Liquidity
Inventory increased $27 million, or 19%, on a LIFO basis and $29 million, or 13%, on a FIFO basis compared to the end of the second quarter of fiscal 2024. Inventories increased in all operating segments with the exception of Johnny Was due primarily to impacts associated with the U.S. tariffs that were implemented in the first half of fiscal 2025 including (1) accelerated purchases of inventory that were implemented to try and minimize the impact of potential, pending tariff increases and (2) $5 million of increased costs capitalized into inventory after the implementation of the tariffs.
During the first half of fiscal 2025, cash provided by operations was $80 million compared to $122 million in the first half of fiscal 2024. The decrease in cash flow from operations reflects the result of lower net earnings, working capital needs, including accelerating inventory purchases, and $15 million of capitalizable implementation costs associated with cloud computing arrangements.
Borrowings outstanding increased to $81 million at the end of the first half of fiscal 2025 compared to no borrowings outstanding at the end of the second quarter of fiscal 2024. During the first half of fiscal 2025, share repurchases of $55 million, capital expenditures of $55 million primarily associated with the project to build a new distribution center in Lyons, Georgia, and the opening of 11 new stores, including two Tommy Bahama Marlin Bars, $15 million of capitalizable implementation costs associated with cloud computing arrangements, dividend payments of $21 million, and working capital requirements exceeded cash flow from operations. The Company had $7 million of cash and cash equivalents versus $18 million of cash and cash equivalents at the end of the second quarter of fiscal 2024.
Dividend
The Board of Directors declared a quarterly cash dividend of $0.69 per share. The dividend is payable on October 31, 2025 to shareholders of record as of the close of business on October 17, 2025. The Company has paid dividends every quarter since it became publicly owned in 1960.
Outlook
For fiscal 2025 ending on January 31, 2026, the Company is affirming its sales and adjusted EPS guidance. The Company expects net sales in a range of $1.475 billion to $1.515 billion as compared to net sales of $1.52 billion in fiscal 2024. In fiscal 2025, GAAP EPS is expected to be between $2.35 and $2.75 compared to fiscal 2024 GAAP EPS of $5.87. Adjusted EPS is expected to be between $2.80 and $3.20, compared to fiscal 2024 adjusted EPS of $6.68.
Based on current tariff policies and historical sourcing patterns, the Company estimates that, absent proactive mitigation efforts, it would incur incremental tariffs of approximately $80 million during fiscal 2025. The Company estimates that it has been able to mitigate roughly half of this fiscal 2025 exposure through actions already effectuated, including accelerating product receipts and shifting its sourcing. After taking into account additional vendor concessions and selected, second half price increases, the Company’s current annual EPS and adjusted EPS guidance reflects a net tariff impact of approximately $25 million to $35 million, or approximately $1.25 to $1.75 per share.

For the third quarter of fiscal 2025, the Company expects net sales to be between $295 million and $310 million compared to net sales of $308 million in the third quarter of fiscal 2024. Earnings on a GAAP basis per share are expected to be in a range of a loss of $1.15 to $0.95 in the third quarter of fiscal 2025 compared to a GAAP loss per share of $0.25 in the third quarter of fiscal 2024. Adjusted earnings on an adjusted basis per share are expected to be in a range of a loss of $1.05 to $0.85 compared to an adjusted loss of $0.11 per share in the third quarter of fiscal 2024.
The Company anticipates interest expense of $7 million in fiscal 2025, with interest expense expected to be between $1 million and $2 million per quarter for the remainder of fiscal 2025. The Company’s effective tax rate is expected to be approximately 26% to 27% for the full year of fiscal 2025.
Capital expenditures in fiscal 2025, including the $55 million in the first half of fiscal 2025, are expected to be approximately $120 million compared to $134 million in fiscal 2024. The planned year-over-year decrease relates primarily to lower anticipated new store openings in fiscal 2025. By the end of fiscal 2025, we expect a year-over-year net increase of approximately 15 full price stores, including three new Marlin Bars. The $120 million in expected capital expenditures in fiscal 2025 includes capital expenditures related to the completion of the project to build a new distribution center in Lyons, Georgia and capital expenditures related to new stores and Tommy Bahama Marlin Bars.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through September 24, 2025 by dialing (412) 317-6671 access code 13755484.
About Oxford
Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company®, Duck Head® and Jack Rogers® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.
Basis of Presentation
All per share information is presented on a diluted basis.
Non-GAAP Financial Information
The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include net adjusted earnings, adjusted net earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.
Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation:
•changes in the trade policies of the United States and those of other nations, including risks of potential future changes or worsening trade tensions between the United States and other countries and the impact of uncertainties surrounding U.S. trade policy on consumer sentiment;
•demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by inflationary pressures, tariffs, volatile and/or elevated interest rates, concerns about a potential global recession, the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors;
•risks relating to our product sourcing efforts, including our ability to identify alternative countries to source and produce our products and to successfully implement changes in our supply chain;
•possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures or other factors;
•competitive conditions and/or evolving consumer shopping patterns, particularly in a highly promotional retail environment;
•acquisition activities;
•global supply chain constraints that have affected, and could continue to affect, freight, transit, and other costs;
•the impact of inflationary pressures on labor costs, including wages, healthcare and other benefit-related costs and our ability to appropriately staff our retail stores and food & beverage locations;
•costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers;
•energy costs;
•our ability to respond to rapidly changing consumer expectations;
•unseasonal or extreme weather conditions or natural disasters, such as the 2024 hurricanes impacting the Southeastern United States;
•lack of or insufficient insurance coverage;

•financial difficulties for our business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, that may impact their ability to meet their obligations to us and/or continue our business relationship to the same degree as they have historically;
•hiring of, retention of and disciplined execution by key management and other critical personnel;
•cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems;
•inability or failure to successfully and effectively implement new information technology systems and supporting controls;
•the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences;
•the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business;
•the timing of shipments requested by our wholesale customers;
•fluctuations and volatility in global financial and/or real estate markets;
•our ability to identify and secure suitable locations for new retail store and food & beverage openings;
•the timing and cost of retail store and food & beverage location openings and remodels, technology implementations and other capital expenditures;
•the timing, cost and successful implementation of changes to our distribution network;
•the effectiveness of recent, focused efforts to reassess and realign our operating costs in light of revenue trends, including potential disruptions to our operations as a result of these efforts;
•pandemics or other public health crises;
•expected outcomes of pending or potential litigation and regulatory actions;
•consumer, employee and regulatory focus on sustainability issues and practices, including failures by our suppliers to adhere to our vendor code of conduct;
•the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance;
•access to capital and/or credit markets;
•factors that could affect our consolidated effective tax rate, including the impact of recent changes in U.S. tax laws and regulations and the interpretation and application of such laws and regulations;
•the risk of impairment to goodwill and other intangible assets such as the impairment charges incurred in our Johnny Was segment; and
•geopolitical risks, including ongoing challenges between the United States and China and those related to the ongoing war in Ukraine, the Israel-Hamas war and the conflict in the Red Sea region.
Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Fiscal 2024 Form 10-K, as updated by Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the First Quarter of Fiscal 2025, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	August 2,	August 3,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$6,877	$18,421
Receivables, net	67,762	63,542
Inventories, net	166,670	139,583
Income tax receivable	402	19,437
Prepaid expenses and other current assets	52,338	46,213
Total Current Assets	$294,049	$287,196
Property and equipment, net	297,593	219,606
Intangible assets, net	253,340	256,192
Goodwill	27,407	27,309
Operating lease assets	377,190	321,474
Other assets, net	65,619	41,874
Deferred income taxes	9,198	18,871
Total Assets	$1,324,396	$1,172,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$95,625	$74,133
Accrued compensation	29,340	23,774
Current portion of operating lease liabilities	63,521	66,854
Accrued expenses and other liabilities	59,752	62,163
Total Current Liabilities	$248,238	$226,924
Long-term debt	81,375	—
Non-current portion of operating lease liabilities	368,482	298,704
Other non-current liabilities	29,188	25,338
Shareholders’ Equity
Common stock, $1.00 par value per share	14,867	15,695
Additional paid-in capital	197,643	181,901
Retained earnings	387,620	426,867
Accumulated other comprehensive loss	(3,017)	(2,907)
Total Shareholders’ Equity	$597,113	$621,556
Total Liabilities and Shareholders’ Equity	$1,324,396	$1,172,522

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Second Quarter		First Half
	Fiscal 2025	Fiscal 2024	Fiscal 2025	Fiscal 2024
Net sales	$403,143	$419,886	$796,004	$818,070
Cost of goods sold	155,518	154,875	296,093	294,698
Gross profit	$247,625	$265,011	$499,911	$523,372
SG&A	225,581	216,851	448,289	429,954
Royalties and other operating income	3,367	4,350	9,995	11,543
Operating income	$25,411	$52,510	$61,617	$104,961
Interest expense, net	1,548	89	3,274	963
Earnings before income taxes	$23,863	$52,421	$58,343	$103,998
Income tax expense	7,171	11,779	15,470	24,983
Net earnings	$16,692	$40,642	$42,873	$79,015

Net earnings per share:
Basic	$1.12	$2.59	$2.85	$5.06
Diluted	$1.12	$2.57	$2.83	$4.99
Weighted average shares outstanding:
Basic	14,875	15,662	15,049	15,629
Diluted	14,944	15,830	15,175	15,838
Dividends declared per share	$0.69	$0.67	$1.38	$1.34

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Half
	Fiscal 2025	Fiscal 2024
Cash Flows From Operating Activities:
Net earnings	$42,873	$79,015
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	28,687	27,182
Amortization of intangible assets	4,862	5,909
Equity compensation expense	8,259	8,579
Amortization and write-off of deferred financing costs	193	193
Deferred income taxes	11,220	5,258
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	4,621	94
Inventories, net	990	19,774
Income tax receivable	4,923	112
Prepaid expenses and other current assets	(14,055)	(3,189)
Current liabilities	1,610	(11,100)
Other balance sheet changes	(14,634)	(10,089)
Cash provided by operating activities	$79,549	$121,738
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(28)	(315)
Purchases of property and equipment	(54,604)	(53,528)
Other investing activities	(13)	(304)
Cash used in investing activities	$(54,645)	$(54,147)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(232,208)	(193,096)
Proceeds from revolving credit arrangements	282,479	163,792
Repurchase of common stock	(55,202)	—
Proceeds from issuance of common stock	977	1,020
Repurchase of equity awards for employee tax withholding liabilities	(2,251)	(6,199)
Cash dividends paid	(21,258)	(21,939)
Other financing activities	(260)	(300)
Cash used in financing activities	$(27,723)	$(56,722)
Net change in cash and cash equivalents	(2,819)	10,869
Effect of foreign currency translation on cash and cash equivalents	226	(52)
Cash and cash equivalents at the beginning of year	9,470	7,604
Cash and cash equivalents at the end of period	$6,877	$18,421

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Second Quarter			First Half
AS REPORTED	Fiscal 2025	Fiscal 2024	% Change	Fiscal 2025	Fiscal 2024	% Change
Tommy Bahama
Net sales	$229.0	$245.1	(6.6)%	$445.2	$470.7	(5.4)%
Gross profit	$139.0	$150.7	(7.8)%	$278.7	$299.0	(6.8)%
Gross margin	60.7%	61.5%		62.6%	63.5%
Operating income	$26.7	$40.9	(34.8)%	$57.4	$83.6	(31.3)%
Operating margin	11.6%	16.7%		12.9%	17.8%
Lilly Pulitzer
Net sales	$90.3	$91.7	(1.5)%	$189.3	$180.1	5.1%
Gross profit	$59.0	$62.1	(5.1)%	$123.9	$121.4	2.1%
Gross margin	65.4%	67.8%		65.5%	67.4%
Operating income	$13.2	$16.9	(21.9)%	$31.3	$32.5	(3.5)%
Operating margin	14.6%	18.5%		16.6%	18.0%
Johnny Was
Net sales	$45.4	$50.3	(9.7)%	$88.9	$101.5	(12.4)%
Gross profit	$28.1	$33.4	(15.8)%	$56.3	$66.7	(15.6)%
Gross margin	62.0%	66.5%		63.3%	65.7%
Operating loss	$(4.5)	$(1.7)	(169.8)%	$(7.9)	$(1.3)	(495.5)%
Operating margin	(9.8) %	(3.3)%		(8.9) %	(1.3)%
Emerging Brands
Net sales	$38.5	$32.9	17.0%	$72.8	$65.9	10.4%
Gross profit	$22.8	$19.7	15.5%	$43.1	$39.3	9.8%
Gross margin	59.1%	59.9%		59.2%	59.5%
Operating income	$3.0	$2.8	5.7%	$4.9	$6.6	(26.2)%
Operating margin	7.7%	8.5%		6.7%	10.0%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM	$(0.2)	$(0.2)	NM
Gross profit	$(1.2)	$(1.0)	NM	$(2.0)	$(3.0)	NM
Operating loss	$(13.0)	$(6.5)	NM	$(24.2)	$(16.4)	NM
Consolidated
Net sales	$403.1	$419.9	(4.0)%	$796.0	$818.1	(2.7)%
Gross profit	$247.6	$265.0	(6.6)%	$499.9	$523.4	(4.5)%
Gross margin	61.4%	63.1%		62.8%	64.0%
SG&A	$225.6	$216.9	4.0%	$448.3	$430.0	4.3%
SG&A as % of net sales	56.0%	51.6%		56.3%	52.6%
Operating income	$25.4	$52.5	(51.6)%	$61.6	$105.0	(41.3)%
Operating margin	6.3%	12.5%		7.7%	12.8%
Earnings before income taxes	$23.9	$52.4	(54.5)%	$58.3	$104.0	(43.9)%
Net earnings	$16.7	$40.6	(58.9)%	$42.9	$79.0	(45.7)%
Net earnings per diluted share	$1.12	$2.57	(56.5)%	$2.83	$4.99	(43.4)%
Weighted average shares outstanding - diluted	14.9	15.8	(5.6)%	15.2	15.8	(4.2)%

	Second Quarter			First Half
ADJUSTMENTS	Fiscal 2025	Fiscal 2024	% Change	Fiscal 2025	Fiscal 2024	% Change
LIFO adjustments(1)	$0.9	$0.6		$1.4	$2.9
Amortization of Johnny Was intangible assets(2)	$1.9	$2.7		$3.9	$5.4
Johnny Was Distribution Center relocation costs(9)	$0.0	$0.9		$0.0	$0.9
Impact of income taxes(3)	$(0.7)	$(1.1)		$(1.3)	$(2.3)
Adjustment to net earnings(4)	$2.1	$3.2		$3.9	$6.9
AS ADJUSTED
Tommy Bahama
Net sales	$229.0	$245.1	(6.6)%	$445.2	$470.7	(5.4)%
Gross profit	$139.0	$150.7	(7.8)%	$278.7	$299.0	(6.8)%
Gross margin	60.7%	61.5%		62.6%	63.5%
Operating income	$26.7	$40.9	(34.8)%	$57.4	$83.6	(31.3)%
Operating margin	11.6%	16.7%		12.9%	17.8%
Lilly Pulitzer
Net sales	$90.3	$91.7	(1.5)%	$189.3	$180.1	5.1%
Gross profit	$59.0	$62.1	(5.1)%	$123.9	$121.4	2.1%
Gross margin	65.4%	67.8%		65.5%	67.4%
Operating income	$13.2	$16.9	(21.9)%	$31.3	$32.5	(3.5)%
Operating margin	14.6%	18.5%		16.6%	18.0%
Johnny Was
Net sales	$45.4	$50.3	(9.7)%	$88.9	$101.5	(12.4)%
Gross profit	$28.1	$33.4	(15.8)%	$56.3	$66.7	(15.6)%
Gross margin	62.0%	66.5%		63.3%	65.7%
Operating loss	$(2.5)	$2.0	(228.4)%	$(4.0)	$5.0	(179.8)%
Operating margin	(5.6)%	3.9%		(4.5)%	5.0%
Emerging Brands
Net sales	$38.5	$32.9	17.0%	$72.8	$65.9	10.4%
Gross profit	$22.8	$19.7	15.5%	$43.1	$39.3	9.8%
Gross margin	59.1%	59.9%		59.2%	59.5%
Operating income	$3.0	$2.8	5.7%	$4.9	$6.6	(26.2)%
Operating margin	7.7%	8.5%		6.7%	10.0%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM	$(0.2)	$(0.2)	NM
Gross profit	$(0.3)	$(0.4)	NM	$(0.6)	$(0.1)	NM
Operating loss	$(12.0)	$(5.9)	NM	$(22.7)	$(13.5)	NM
Consolidated
Net sales	$403.1	$419.9	(4.0)%	$796.0	$818.1	(2.7)%
Gross profit	$248.6	$265.6	(6.4)%	$501.3	$526.2	(4.7)%
Gross margin	61.7%	63.3%		63.0%	64.3%
SG&A	$223.6	$213.2	4.9%	$444.4	$423.6	4.9%
SG&A as % of net sales	55.5%	50.8%		55.8%	51.8%
Operating income	$28.3	$56.8	(50.2)%	$66.9	$114.2	(41.4)%
Operating margin	7.0%	13.5%		8.4%	14.0%
Earnings before income taxes	$26.7	$56.7	(52.8)%	$63.6	$113.2	(43.8)%
Net earnings	$18.8	$43.8	(57.0)%	$46.8	$85.9	(45.5)%
Net earnings per diluted share	$1.26	$2.77	(54.5)%	$3.08	$5.42	(43.1)%

	Second Quarter	Second Quarter	Second Quarter	First Half	First Half
	Fiscal 2025	Fiscal 2025	Fiscal 2024	Fiscal 2025	Fiscal 2024
	Actual	Guidance(5)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$1.12	$0.92 - 1.12	$2.57	$2.83	$4.99
LIFO adjustments(1)(6)	0.05	0.00	0.03	0.07	0.13
Amortization of Johnny Was intangible assets(2)(6)	0.10	0.13	0.13	0.19	0.26
Johnny Was distribution center relocation costs(6)(9)	0.00	0.00	0.04	0.00	0.04
As adjusted(4)	$1.26	$1.05 - 1.25	$2.77	$3.08	$5.42

	Third Quarter	Third Quarter
	Fiscal 2025	Fiscal 2024
	Guidance(7)	Actual
Net earnings (loss) per diluted share:
GAAP basis	$(1.15) - (0.95)	$(0.25)
LIFO adjustments(8)	0.00	(0.02)
Amortization of Johnny Was intangible assets(2)(6)	0.10	0.13
Johnny Was distribution center relocation costs(9)(6)	0.00	0.03
As adjusted(4)	$(1.05) - (0.85)	$(0.11)

	Fiscal 2025	Fiscal 2024
	Guidance(7)	Actual
Net earnings per diluted share:
GAAP basis	$2.35 - 2.75	$5.87
LIFO adjustments(8)	0.07	0.16
Amortization of Johnny Was intangible assets(2)(6)	0.38	0.51
Johnny Was distribution center relocation costs(9)(6)	0.00	0.14
As adjusted(4)	$2.80 - 3.20	$6.68

(1)LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(2)Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.
(3)Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(4)Amounts in columns may not add due to rounding.
(5)Guidance as issued on June 11, 2025.
(6)Adjustments shown net of income taxes.
(7)Guidance as issued on September 10, 2025.
(8)No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(9)Johnny Was distribution center relocation costs relate to the transition of Johnny Was distribution center operations from Los Angeles, California to Lyons, Georgia including systems integrations, employee bonuses and severance agreements, moving costs and occupancy expenses related to the vacated distribution centers. These charges are included in SG&A in Johnny Was.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2024
Tommy Bahama
Full-price retail store	102	103	106	106
Retail-food & beverage	23	23	25	24
Outlet	35	36	37	36
Total Tommy Bahama	160	162	168	166
Lilly Pulitzer full-price retail store	60	60	61	64
Johnny Was
Full-price retail store	75	76	77	77
Outlet	3	3	3	3
Total Johnny Was	78	79	80	80
Emerging Brands
Southern Tide full-price retail store	20	24	28	30
TBBC full-price retail store	4	5	5	5
Total Oxford	322	330	342	345

Fiscal 2025
Tommy Bahama
Full-price retail store	103	103
Retail-food & beverage	26	26
Outlet	36	38
Total Tommy Bahama	165	167
Lilly Pulitzer full-price retail store	65	66
Johnny Was
Full-price retail store	77	75
Outlet	3	3
Total Johnny Was	80	78
Emerging Brands
Southern Tide full-price retail store	35	36
TBBC full-price retail store	8	9
Total Oxford	353	356